Exhibit 10.1

AMENDMENT TO LICENSE AGREEMENT

This is an Amendment to the License Agreement dated July 13, 2012 by and between Global Cancer Diagnostics Inc., an Arizona corporation ("GCDx") and Radient Pharmaceuticals Corporation, a Delaware corporation ("RXPC"). This Amendment shall be effective as of August

23, 2012 is; and,

Whereas, GCDx wishes to amend the above referenced License Agreement, and

Whereas, RXPC also wishes to amend the above referenced License Agreement

The License Agreement dated July 13, 2012 is hereby amended solely in Section 3 below.

3.	License Fee

The License Fee for the Licensed Products includes the following:

3.1	GCDx will pay a License Fee of Two Hundred Fifty Thousand Dollars ($250,000) to RXPC immediately upon receipt of funds from the first closing of its current financing for approximately Two Million Dollars ($2,000,000), which is currently anticipated to close on September 4, 2012 or no later than September 15, 2012.

All other components and sections of the License Agreement remain in full force unchanged.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

Global Cancer Diagnostics Inc., an Arizona Corp.

/s/ William Gartner
Name: William Gartner
CEO

RADIENT PHARMACEUTICALS CORP., A Delaware Corporation

/s/ Douglas C. MacLellan

Name: Douglas C. MacLellan

CEO